Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sirius XM Holdings Inc. and subsidiaries:

We consent to the use of our reports dated January 31, 2018, with respect to the consolidated balance sheets of Sirius XM Holdings Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of comprehensive income, stockholders’ (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedule (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to a change in the method of accounting for share-based payments in 2016 due to the adoption of ASU 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.

/s/ KPMG LLP

New York, New York

December 14, 2018